                            Shopping Center Lease
                            Amended and Restated

The State of Colorado
County of Arapahoe

    This lease, entered into this first day of May, 1992 by and between the Landlord and the Tenant hereinafter named.

    Article I.  Definitions and Certain Basic Provisions.  1.1

    (a) "Landlord": The Trustees Under the will and of the Estate of James Campbell, Deceased, acting in their fiduciary and not in their individual capacities.

    (b)  Landlord's Address:      425 California Street, Ste. 1000
                                  San Fancisco, CA 94104
                                  Attn: Director, Mainland Properties

    (c)  "Tenant":  Alfalfa's Littleton, Inc., a Colorado corporation

    (d)  Tenant's mailing address:         201 University Boulevard, Suite 200
                                           Denver, Colorado 80206
                                           Attention:  Chief Financial Officer

    (e)  Tenant's trade name:  (None listed)

    (f)  Tenant's address in Shopping Center:         910 South University
                                                      Boulevard, #E-1
                                                      Littleton, Colorado 80121

    (g) "Demised Premises": approximately 22,500 square feet in Building "E" (computed from measurements to the exterior of outside walls of the building and to the center if interior walls), such premises being shown and outlined on the plan attached hereto as Exhibit A, and being part of the Shopping Center situated upon the property described in Exhibit B attached hereto. "Shopping Center" shall refer to the property described in Exhibit B, together with such additions and other changes as Landlord may from time to time designate as included within the Shopping Center.

    (h) Lease term: Commencing on the "Commencement Date" as hereinafter defined and ending one hundred forty four (144) months thereafter except that in the event the Commencement Date is a date other than the first day of a calendar month, said term shall extend for said number of months in addition to the remainder of the calendar month following the Commencement date..

    (i)  Commencement Date:  May 1, 1992.

    (j)  Minimum Guaranteed Rental:  See Section 29.2 of the Addendum.

    (k) Percentage Rental: 2.5% of gross sales in excess of the Minimum Guaranteed Rental / 2.5% per month during the calendar year, payable on or before the 10th day of each following month subject to Article IV, Section 4.3 below.

    (l)  Initial Common Area Maintenance charge per month:  $2,325.00

    (m)  Initial Insurance Escrow Payment per month:  $262.50

    (n)  Initial Tax Escrow Payment per month:  $2,137.50

    (o)  "Security Deposit":  $0

    (p) Permitted use: To operate a supermarket, and purposes incidental to that use.

    1.2  The sum of:
         Minimum Guaranteed Rental as set forth in Article I, Section 1.1(j); and . . . . . . . .    *
         Initial Common Area Maintenance charge, as set forth in Article I, Section 1.1(l); and $2,325.00
         Initial Insurance Escrow Payment as set forth in Article I, Section 1.1(m); and  . .     $262.50
         Initial Tax  Escrow Payment as set forth in Article I, Section 1.1(n)  . . . . . . .   $2,137.50
         Monthly Payment Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .   (None Shown)

* See Section 29.2 of the Addendum

    1.3 Each of the foregoing definitions and basic provisions shall be construed in conjunction with and limited by references thereto in other provisions of this lease.

    Article II. Granting Clause. 2.1 In consideration of the obligation in Tenant to pay rent and other charges as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord the Demised Premises as described in Article I, Section 1.1(g). TO HAVE AND TO HOLD said premises for the lease term specified in Article I, Section 1.1(h), all upon the terms and conditions set forth in this lease.

    Article III.  3.1  (Ommitted)

    3.2 Tenant agrees to open the Demised Premises to the public on The Commencement Date. Landlord and Tenant each agree that at the request of either they will, following the Commencement Date, execute and deliver a recordable short form lease containing the basic provisions of this lease, acknowledging that Tenant has accepted possession, and reciting the exact Commencement Date and termination date of this lease.

    3.3  (Ommitted)

    3.4  (Ommitted)

    Article IV. Monthly Payment 4.1 Monthly Payment, as specified in Article I, Section 1.2, shall accrue hereunder from the Commencement Date, and shall be payable at the place designated for the delivery of notices to Landlord at the time of payment, without demand and without set-off or deduction, for any reason whatsoever, except as herein provided. Monthly Payment shall mean the sum of Minimum Guaranteed Rental in monthly installments in the amount specified in Article I, Section 1.1(j), Percentage Rental as set forth in
Article I, Section 1.1(k), Common Area Maintenance Charge as set forth in
Article VI, Insurance Escrow Payment as set forth in Article XIII and Tax Escrow Payment as set forth in Article XVIII.

    4.2 Tenant shall pay to Landlord Minimum Guaranteed Rental in monthly installments in the amount specified in Article I, Section 1.1(j) above. The first such monthly installment shall be due and payable on or before the Commencement Date, and subsequent installments shall be due and payable on or before the first day of each succeeding calendar month during
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the hereby lease term; provided that if the Commencement Date is a date other than the first day of a calendar month, there shall be due and payable on or before such date as minimum guaranteed rental for the balance of such calendar month a sum equal to that proportion of the rent specified for the first full calendar month as herein provided, which the number of days from the Commencement Date to the end of the calendar month during which the Commencement Date shall fall bears to the total number of days in such month.

    4.3 In addition to the Minimum Guaranteed Rental, Tenant shall pay to Landlord for each calendar year during the term of the lease as Percentage Rental, a sum equivalent to the amount, if any by which the percentage of gross sales set forth in Article I, Section 1.1(k), above exceeds Minimum Guaranteed Rental set forth in Article I, Section 1.1(j), above and annulized for such calendar year. The Percentage Rental shall be paid in monthly installments as follows: on or before the 10th day of each calendar month during the term of this lease. Tenant shall pay to Landlord, after deducting therefrom the Minimum Guaranteed Rental paid for the preceding calendar month, a sum of money equal to the product of the percentage rental rate specified multiplied by the total gross sales made in or from the Demised Premises during such preceding month. In the event that the total of the monthly payments of Percentage Rental for any calendar year is not equal to the annual Percentage Rental computed on the amount of gross sales for such calendar year in accordance with the specified rate or rates, then Tenant shall pay to Landlord any deficiency or Landlord shall refund to Tenant any overpayment, as the case may be, within sixty days after the end of such calendar year. In no event shall the rent to be paid by Tenant and retained by Landlord for any calendar year be less than the annual Minimum Guaranteed Rental herein specified.

    4.4 If this lease should commence on a date other than the first day of a calendar year or terminate on a date other than the last day of a calendar year, Percentage Rental for such fractional part of the calendar year following the Commencement Date or preceding the termination date, as the case may be, shall be paid at the specified rate or rates for all sales made during such fractional part of a calendar year, after deducting from such Percentage Rental all payments of Minimum Guaranteed Rental for such fractional period, such percentage rental to be paid in monthly installments as provided above with respect to full calendar years. (1) See also Section 29.4 of the Addendum.

    4.5 Each sale upon installment or credit shall be treated as a sale for the full price in the month during which such sale was made, irrespective of the time when Tenant receives payment from its customer. No deduction shall be allowed for uncollected or uncollectible credit accounts. Gross Sales shall not include, however, any sums collected and paid out for any sales or direct excise tax imposed by any duly constituted governmental authority, nor shall it include the exchange of merchandise between the stores of Tenant, if any, where such exchanges are made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale which has theretofore been made in or from the Demised Premises and/or for the purpose of depriving Landlord of the benefit of a sale which otherwise would be made in or from the Demised Premises, nor the amount of returns to shippers or manufacturers, nor the amount of any cash or credit refund made upon any sale
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where the merchandise sold, or some part thereof, is thereafter returned by purchaser and accepted by Tenant, nor sales of Tenant's fixtures, nor the sale of lottery tickets.

    Article V. Sales Reports and Records. 5.1 On or before the 10th day of each calendar month during the term of this lease Tenant shall prepare and deliver to Landlord at the place designated by Landlord a statement of Gross Sales made during the preceding calendar month. In addition, within sixty days after the expiration of each calendar year and within sixty days after termination of this lease, if this lease should not terminate at the end of a celendar year, Tenant shall prepare and deliver to Landlord at the place designated by Landlord a statement of Gross Sales during the preceding calendar year (or partial calendar year), certified to be correct by Tenant. Tenant shall furnish similar statements for its licensees, concessionaires and subtenants, if any. All such statements shall be in such form as Landlord may require. If any such certified statement discloses error in the calculation of the percentage rental for any period, appropriate adjustment of the Percentage Rental shall be made, subject, however, to Landlord's rights under Article V,
Section 5.3.

    5.2 Tenant shall keep in the Demised Premises or at some other location approved in writing by Landlord, a permanent, accurate set of books and records of all sales of merchandise and revenue derived from business conducted in the Demised Premises, and all supporting records such as tax reports, banking records, cash register tapes, sales slips and other sales records. All such books and records shall be retained and preserved for at least twenty-four months after the end of the calendar year to which they relate, and shall be subject to inspection and audit by Landlord and its agents at all reasonable times.

    5.3 In the event Landlord is not satisfied with any monthly statement or certified annual statement of Gross Sales submitted by Tenant, Landlord shall have the right to have its auditors make a special audit of all books and records, wherever located, pertaining to sales made in or from the Demised Premises during the period in question. If such statements are found to be incorrect to an extent of more than two percent (2%) over the figures submitted by Tenant, Tenant shall pay for such audit. Tenant shall promptly pay to Landlord any deficiency or Landlord shall promptly refund to Tenant any overpayment, as the case may be, which is established by such audit. See
Section 29.5 of the Addendum.

    Article VI. Common area. 6.1 The "Common Area" is the part of the Shopping Center designated by Landlord from time to time for the common use of all tenants, including among other facilities, parking area, sidewalks, landscaping, curbs, loading areas, private streets and alleys, lighting facilities, hallways, malls, rest rooms, and other areas and improvements provided by Landlord for the common use of all tenants, all of which shall be subject to Landlord's sole management and control and shall be operated and maintained in such manner as Landlord, in its discretion, shall determine, except as restricted by Addendum. Landlord reserves the right to change from time to time the dimensions and location of the Common Area as shown on Exhibit A as well as the location, dimensions, identity and type of any building shown on Exhibit A and to construct additional buildings or additional stories on existing buildings or other improvements in the Shopping Center, and to eliminate buildings from the plan shown on Exhibit A. Tenant and its employees, customers, subtenants, licensees and concessionaires shall have the non-exclusive right and license to use the Common Area as constituted from time to time, such use to be in common with Landlord, other tenants of the Shopping Center and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe, including the designation of specific areas within the Shopping Center or in reasonable proximity thereto in which automobiles owned by Tenant, its employees, subtenants, licensees and concessionaires shall be parked. Tenant will furnish to Landlord upon request a complete list of license numbers of all automobiles operated by Tenant, its employees, subtenants, licensees or concessionaires. Tenant shall not solicit business or display merchandise within the Common Area, or distribute handbills therein, or take any action which would interfere with the rights of other persons to use the Common Area without the prior written consent of the Landlord. Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations.

    6.2 In addition to the rights reserved to Landlord in Section 6.1 above, landlord may from time to time substitute for any parking area shown on Exhibit A other areas or multi-level parking facilities reasonably accessible to the tenants of the Shopping Center.

    6.3 Tenant agrees to pay as an additional charge each month for its proportionate share of the cost of operation and maintenance of the Common Area (including, among other costs, those incurred for lighting, heating, air conditioning, water, sewerage, painting, cleaning, policing, inspecting, landscaping, repairing, replacing, guarding, protecting and insuring against property damage and liability, which may be incurred by Landlord in its reasonable discretion. The proportionate share to be paid by Tenant of the cost of operation and maintenance of the Common Area shall be computed on the ratio that the total area of the Demised Premises bears to the gross leasable retail area of buildings within the Shopping Center from time to time.
Landlord shall make monthly or other periodic charges based upon the estimated annual cost of operation and maintenance of the Common Area, payable in advance but subject to adjustment after the end of the year on the basis of the actual cost for such year. Any such periodic charges shall be due and payable upon delivery of notice therof. The Initial Common Area Maintenance Charge, subject to adjustment as provided herein, shall be that amount set out in Article I,
Section 12.1(l).

    Article VII: Use and Care of Premises. 7.1 The Demised Premises may be used only for the purpose or purposes specified in Article I, Section 1.1(p) above, and for no other purpose or puposes without the prior written consent of Landlord. Tenant shall use in the transaction of business in the Demises Premises the trade name specified in Article I, Section 1.1(e) above and no other trade name without the prior written consent of Landlord; said consent shall not be unreasonably withheld. Tenant shall not at any time leave the Demised Premises vacant, but shall in good faith continuously throughout the term of this lease conduct and carry on in the entire Demised Premises the type of business for which the Demised Premises are leased. Tenant shall operate its business with a complete line of full selection and sufficient stock of first class merchandise of current style and type, attractive displays and in an efficient, high class and reputable manner so as to produce the maximum amount of sales from the Demised Premises, and shall, except during reasonable periods for repairing, cleaning and decorating keep the Demised Premises open to the public for business with adequate and competent personnel in attendance on all days and during all hours (including evenings) established by Landlord from time to time as store hours for the Shopping Center, and during any other day hours when the Shopping Center generally is open to the public for business. At a minimum, Tenant shall be open to the public for business six (6) days per week for at least eight (8) hours per day, except to the extent Tenant may be prohibited from being open for business by applicable law, ordinance or government regulation.


    7.2 (first line ommitted on photocopy)...insurance premium cost or invalidates any insurance policy carried on the Demised Premises or other part of the Shopping Center, Tenant shall pay as additional rental, upon demand of Landlord, any such increased premium cost due to Tenant's use or occupation of the Demises Premises. All property kept, stored or maintained within the premises by Tenant shall be at Tenant's sole risk.

    7.3 Tenant shall not conduct within the Demised Premises any fire, auction or bankruptcy sales or operate within the Demised Premises a "Wholesale" or "factory outlet" store, a cooperative store, a "second hand" store, a "surplus" store or a store commonly referred to as "discount house." Tenant shall not advertise that it is a "discount," "cut- price," or "cut-rate" store. Tenant shall not permit any objectionable or unpleasant odors to emanate from the Demised Premises, nor place or permit any radio, television, loud-speaker or amplifier on the roof or outside the Demised Premises or where the same can be seen or heard from outside the building or in the Common Area, nor place an antenna, awning or other projection on the exterior of the Demised Premises; nor solicit business or distribute leaflets or other advertising material in the Common Area; nor take any other action which in the exclusive judgment of Landlord would constitute a nuisance or would disturb or endanger other tenants of the Shopping Center or unreasonably interfere with their use of their respective premises, nor do anything which would tend to injure the reputation of the Shopping Center.

    7.4 Tenant shall take good care of the Demised Premises and keep the same free from waste at all times. Tenant shall keep the Demised Premises and sidewalks, service-ways and loading areas adjactent to the Demised Premises neat, clean and free from dirt, rubbish, insects and pests at all times, and shall store all trash and garbage within the area designated by Landlord for such trash pickup and removal and only in receptacles of the size, design and color from time to time prescribed by Landlord. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas from time to time prescribed by Landlord. Landlord may, at its sole option, arrange for collection of all trash and garbage and should Landlord exercise such election, Tenant's proportionate share of the cost thereof will be part of its Common Area Maintenance Charge. Tenant shall not operate an incinerator or burn trash or garbage within the Shopping Center.

    7.5 Tenant shall maintain all display windows in a neat attractive condition, and shall keep all display window, exterior electric signs in front of the Demised Premises lighted from dusk until 10:00 PM. every day, including Sundays and holidays.

    7.6 Tenant shall use its best efforts to include the address and identity of its business activities in the Demised Premises in all advertisements made by Tenant in which the address and identity of any similar local business activity of Tenant is mentioned.

    7.7 Tenant shall procure, at its sole expense, any permits and licenses required for the transaction of business in the Demised Premises and otherwise comply with all applicable laws, ordinances and governmental regulation.

    Article VIII. Maintenance and Repair of Premises. 8.1 Landlord shall keep the foundation, the exterior walls (except store fronts, plate glass windows, doors, door closure devices, window and door frames, moulding, locks and hardware and painting or other treatment of interior and exterior walls which are part or the store front) and roof of the Demised Premises in good repair. Landlord shall also, at its sole expense, replace or repair facing and worn surfaces as reasonably necessary for service... (ommitted by photocopy)... dock over the life of this Lease; except that Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires, which repairs shall be made by Tenant. In the event that the Demised Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord and Landlord shall not be responsible in any way for failure to make any such repairs until a reaonable time shall have elapsed after delivery of such written notice. Landlord's obligation hereunder is limited to repairs specified in this Article VIII,
Section 8.1 only.

    8.2 Tenant shall furnish, maintain and replace all electric light bulbs, tubes and tube casings.

    8.3 Tenant shall keep the Demised Premises in good, clean condition and shall, at its sole cost and expense, make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord under the provisions of Article VIII, section 8.1 and Article XV and shall keep all plumbing units, pipes and connections free from obstruction and protected against ice and freezing. If any repairs required to be made by Tenant hereunder are not made within 31 days after written notice delivered to Tenant by Landlord, Landlord may, at its option, make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as additional rental hereunder the cost of such repairs plus ten percent (10%) of the amount thereof and failure to do so shall constitute an event of default hereunder. At the expiration of this lease, Tenant shall surrender the Demised Premises in good condition, reasonable wear and tear and loss by fire or other casualty excepted and shall surrender all keys for the Demised Premises to Landlord and shall inform Landlord of all combinations of locks, safes and vaults, if any, in the Demised Premises.

    Article IX. Alterations. 9.1 Tenant shall not make any alterations, additions or improvements to the Demised Premises without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Demised Premises. All alterations, additions, improvements and fixtures (other than trade fixtures) which may be made or installed by either party upon the Demised Premises shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the termination of this lease, unless Landlord requests their removal in which event Tenant shall remove the same and repair any damage to the Demised Premises arising from such removal to their original condition at Tenant's expense. Any linoleum, carpeting or other floor covering which may be cemented or otherwise affixed to the floor of the Demised Premises is a permanent fixture and shall become the property of Landlord without credit or compensation to Tenant.

    9.2 All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and the requirements of any contract or deed of trust to which the Landlord may be a party and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Shopping Center. Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any such loss, liability or damage.

    9.3 Tenant agrees that all venting, opening, sealing, waterproofing or any altering of the roof whall be performed by Landlord's roofing contractor at Tenant's expense and that when completed Tenant shall furnish to Landlord a certificate from Landlord's roofing contractor that all such alterations approved by Landlord have been completed in accordance with the plans and specifications therefor approved by Landlord.

    Article X. Landlord's Right of Access; Use of Roof. 10.0 Landlord shall have the right to enter upon the Demised Premises at any reasonable time for the purpose of inspecting the same, or of making repairs to the Demised Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Demised Premises to prospective purchasers, lessees or lenders.

    10.2  Use of the roof above the Demised Premises is reserved to Landlord.

    Article XI. Signs; Store Fronts. 11.1 Tenant shall not, without Landlord's prior written consent (a) make any changes to or paint the store front; or (b) install any exterior lighting, decorations or paintings; or (c) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Demised Premises, excepting only dignified displays of customary type for its display windows. All signs, decorations and advertising media shall conform in all respects to the sign criteria established by Landlord for the Shopping Center form time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color and general appearance. All signs shall be kept in good condition and in proper operating order at all times. Landlord reserves the right to designate a uniform type of sign for the Shopping Center to be installed and paid for by Tenant. See Exhibit "D" for Landlord's Sign Criteria.

    11.2 Tenant agrees to have erected and/or installed and fully operative on or before the Commencement Date of this lease all signs in accordance with Landlord's sign criteria. The Tenant, upon vacation of the Demised Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting, and/or replacement of the building fascia surface where signs are attached.

    Article XII. Utilities. 12.1 Landlord agrees to cause to be provided and maintained the necessary mains, conduits and other facilities necessary to supply water, electricity, telephone service and sewerage service to the Demised Premises.

    12.2 Tenant shall promptly pay all charges for electricity, water, gas, telephone service, sewerage service and other utilities furnished to the Demised Premises and shall promptly pay any maintenance charges therefor. Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as additional rental the rates established therefor by Landlord which shall not exceed the rates which would be charged for the same services if furnished directly by the local public utility companies. Landlord may at any time discontinue furnishing any such service without obligation to Tenant other than to connect the Demised Premises to the public utility, if any, furnishing such service.

    12.3 Landlord shall not be liable for any interruption or failure whatsoever in utility services, unless caused by the negligence of Landlord or Landlord's agents or employees.

    Article XIII. Indemnity, Public Liability Insurance and Fire and Extended Coverage Insurance. 13.1. Landlord shall not be liable to Tenant or to Tenant's employees, agents or visitors, or to any other person or entity, whomsoever, for any injury to person or damage to or loss of property on or about the Demised Premises or the Common Area caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Shopping Center under the express or implied invitation of Tenant, or arising out of the use of the premises by Tenant and the conduct of its business therin, or arising out of any breach or default by Tenant in the performance of its obligations hereunder or resulting from any other cause except Landlord's negligence, and Tenant hereby agrees to indemnify Landlord and hold it harmless from any loss, expense or claims arising out of such damage or injury.

    13.2 Tenant shall procure and maintain throughout the term of this lease a policy of insurance, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with Tenant's use or occupancy of the Demised Premises, or by the condition of the Demised Premises, combined single limit of no less than $1,000,000.00, to be written by insurance companies reasonably satisfactory to Landlord. Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least ten days prior to cancellation of such insurance.
Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord and renewals thereof as required shall be delivered to Landlord at least thirty days prior to the expiration of the respective policy terms. Tenant's failure to comply with the foregoing requirements relating to insurance shall constitute an event of... (ommitted by photocopy) ... remedies provided in Article XIX of this lease, Landlord may, but is not obligated to obtain such insurance and Tenant shall pay to Landlord upon demand as additional rental the premium cost thereof plus interest at the rate of ten percent (10%) per annum from the date of payment by Landlord until repaid by Tenant.

    13.3 Landlord and Tenant agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the Demised Premises or contents thereof when such loss is caused by any perils included within standard fire and extended coverage insurance policy of the state in which the Demised Premises is situated; this agreement shall be binding whether or not such damage or destruction be caused by negligence or either party or their agents, employees or visitors. Landlord agrees to carry fire and extended coverage to the extent required by its lender.

    13.4 Tenant agrees to pay its proportionate share to Landlord's cost of carrying public liability and property damage coverage and fire and extended coverage insurance ("Insurance") on the Shopping Center. During each month of the term of this lease, tenant shall make a monthly escrow deposit with Landlord equal to 1/12 of its proportionate share of the insurance on the Shopping Center which will be due and payable for that particular year. Tenant authorizes Landlord to use the funds deposited by him with Landlord under this
Article XIII, Section 13.4 to pay cost of such insurance. Each Insurance Escrow Payment shall be due and payable at the same time and manner of the payment of Minimum Guaranteed Rental as provided herein. The amount of the initial monthly Insurance Escrow Payment will be that amount set out in Article I, Section 1.1(m) above. The initial monthly Insurance Escrow Payment is based upon Tenant's proportionate share of the estimated Insurance on the Shopping Center for the year in question, and the monthly Insurance Escrow Payment is subject to increase or decrease as determined by Landlord to reflect an accurate monthly escrow of Tenant's estimated proportionate share of the insurance. The Insurance Escrow Payment account of Tenant shall be reconciled annually. If the Tenant's total Insurance Escrow Payments are less than Tenant's actual pro rata share of the insurance on the Shopping Center, Tenant shall pay to Landlord upon demand the difference. If the total Insurance Escrow Payments of Tenant are more than Tenant's actual pro rata share of the taxes on the Shopping Center, Landlord shall retain such excess and credit it to Tenant's Insurance Escrow Payment account. Tenant's proportionate share of the cost of Insurance on the Shopping Center shall be computed by multiplying the cost of insurance by a fraction, the numerator of which shall be the number of square feet of floor space in the Demised Premises and the denominator of which shall be the number of square feet of all stores in the Shopping Center.

    Article XIV. Non-Liability for Certain Damages. 14.1 Landlord and Landlord's agents and employees shall not be liable to Tenant or any other person or entity whomsoever for any injury to person or damage to property caused by the Demised Premises or other portions of the Shopping Center becoming out of repair or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up to drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Demised Premises unless directly caused by the negligence or intentional act of Landlord or Landlord's agents or employees, nor shall Landlord be liable to Tenant or any other person or entity whomsoever for any loss or damage that may be accasioned by or through the acts or ommissions of other tenants of the Shopping Center or of any other persons or entities whomsoever, excepting only duly authorized employees and agents of Landlord. With respect to latent or patent defects in the Demised Premises or in the building of which they form a part, Landlord's liability shall not extend beyond one year from the date of substantial completion of the construction of the Demised Premises, whether or not such defects are discovered within such one-year period. Tenant shall indemnify and hold Landlord harmless from any loss, cost, expense or claims arising out of such injury or damage arising out of the repair or maintenance obligations of Tenant pursuant to this Lease.

    Article XV. Damage by Casualty. 15.1 Tenant shall give immediate written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.

    15.2 In the event that the Demised Premises shall be damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this lease as hereinafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Demised Premises. If the building in which the Demised Premises are located shall (I) be destroyed or substantially damaged by a casualty not covered by Landlord's Insurance; or (II) be destroyed or rendered untenantable to an extent in excess of fifty percent (50%) of the first floor area by a casualty covered by Landlord's Insurance; or (III) be damaged to such extent that the remaining term of this lease is not sufficient to amortize the cost of reconstruction, the Landlord may elect either to terminate this lease as hereinafter provided or to proceed to rebuild and repair the Demised Premises. Should Landlord elect to terminate this lease it shall give written notice of such election to Tenant within ninety days after the occurrence of such casualty. If Landlord should not elect to terminate this lease. Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Demised Premises. Se also Section
29.6 of the Addendum.

    15.3 Landlord's obligation to rebuild and repair under this Article XV shall in any event be limited to restoring to substantially the conditin in which the same existed prior to the casualty, and shall be further limited to the extent of the Insurance proceeds available to Landlord for such restoration, and Tenant agrees that promptly after completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its Demised Premises, including, but not limited to its signs, fixtures, and equipment. See also section 29.7 of the Addendum.

    15.4 Tenant agrees that during any period of reconstruction or repair of the Demised Premises it will continue the operation or its business within the Demised Premises to the extent practicable. During the period from the occurrence of the casualty until Landlord's repairs are completed, the Minimum Guaranteed Renatal shall be reduced to such extent as may be fair and reasonable under the circumstances, however, there shall be no abatement of the percentage rental. Other charges provided for herein shall be adjusted to the fraction of which the area of the Premises is the numerator and the area of the Shopping Center is the denominator from the occurrence of the casualty until Landlord's repairs are completed.

Article XVI. Eminent Domain. 16.1 If more than twenty percent (20%) of the floor area of the Demised Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective on the date physical possession is taken by the condemning authority.

    16.2 If less than twenty percent (20%) of the floor are of the Demised Premises should be taken as aforesaid, this lease shall not terminate; however, the Minimum Guaranteed Rental payable hereunder during the unexpired portion of this lease shall be reduced in proportion to the area taken, effective on the date physical possession is taken by the condemning authority. Percentage Renatl shall be adjusted to reflect such change in the Minimum Guaranteed Rental. Following such partial taking, Landlord shall make all necessary repairs or alterations necessary to make the Demised Premises an architectural whole.

    16.3 If any part of the Common Area shall be taken as aforesaid, this lease shall not terminate, nor shall the rental payable hereunder be reduced, except that either Landlord or Tenant may terminate this lease if the area of the Common Area remaining following such taking plus any additional parking are provided by Landlord in reasonable proximity to the Shopping Center shall be less than seventy percent (70%) of the area of the Common Area immediately prior to the taking. Any election to terminate this lease in accordance with this provision shall be evidenced by written notice of termination delivered to the other party within thirty days after the date physical possession is taken by the condemning authority.

    16.4 All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Demised Premise or Common Area shall be the property of Landlord and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of tenant's fixtures and other property if a separate award for such items is made to Tenant.

    Article XVII. Assignment and Subletting. 17.1 Tenant shall not assign or in any manner transfer this lease or any estate or interest therein, or sublet the Demised Premises or any part thereof, or grant any license, concession or other right to occupy any portion of the Demised Premises without the prior written consent of Landlord. Consent by Landlord to one or more assignments of sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignments and sublettings. Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant's obligations under this lease shall at all times remain fully responsible and liable for the payment of the rental herein specified and for compliance with all of its other obligations under this lease. See also Section 29.8 of the Addendum.

    17.2 In the event of the transfer and assignment by Landlord or its interest in this lease and in the building containing the Demised Premises to a person expressly assuming Landlord's obligations under this lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to such successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto.

    17.3 Tenant shall not mortgage, pledge or otherwise encumber its interest in this lease or in the Demised Premises.

    Article XVIII. Property Taxes. 18.1 Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Demised Premises. If any such taxes are levied against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Demised Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

    18.2 Tenant agrees to pay its proportionate share of all taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as the "Taxes"), levied or assessed against the Shopping Center. Tenant's proportionate share of the Taxes on the Shopping Center shall be computed by multiplying the Taxes by a fraction, the numerator of which shall be the number of square feet of floor space in the Demised Premises and the denominator of which shall be the number of square feet of all [stores] in the Shopping Center. See also Section 29.9 of the Addendum.

    18.3 If Tenant should fail to pay any taxes, assessments, or governmental charges required to be paid by Tenant hereunder, in addition to any other remedies provided herein, Landlord may, if it so elects, pay such taxes, assessments, and governmental charges. Any sums so paid by Landlord shall be deemed to be so much additional rental owing by Tenant to Landlord and due and payable up on demand as additional rental plus interest at the rate of ten percent (10%) per annum from the date of payment by Landlord until repaid by Tenant.

    18.4 (a) If at any time during the term of this lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments, levies or charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or the present or any future building or buildings on the Shopping Center, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof.

         (b) Tenant may, alone or along with any other tenants of said building, at its or their sole cost and expense, in its or their own name(s) and/or in the name of Landlord, dispute and contest any "Taxes" by appropriate proceeding diligently conducted in good faith, but only after Tenant and all other tenants, if any joining with Tenant in such contest have deposited with Landlord the amount so contested and unpaid, or their proportionate shares thereof as the case may be, which shall be held by Landlord without obligation for interest until the termination of the proceedings, at which time the amount(s) deposited shall be applied by Landlord toward the payment of the items held valid (plus any court costs, interest, penalties and other liabilities associated with the proceedings), and Tenant's share of any excess shall ber returned to Tenant. Tenant further agrees to pay to Landlord upon demand Tenant's share (as among all tenants who participated in the contest) of all court costs, interest, penalties and other liabilities relating to such proceedings. Tenant hereby indemnifies and agrees to hold harmless the Landlord from and against any cost, damage or expense (including attorneys' fees) in connection with any such proceedings.

         (c) Any payment to be made pursuant to this Article XVIII with respect to the real estate tax year in which this lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full tax year as that part of such, tax year covered by the term of this lease bears to a full tax year.

    Article XIX. Default by Tenant and Remedies. 19.1 The following events shall be deemed to be events of default by Tenant under this lease:

         (1) Tenant shall fail to pay any installment of rental or any other expense demanded by Landlord as herein provided and such failure shall continue for a period of ten days.

         (2) Tenant shall fail to comply with any term provision or covenant of this lease, other than the payment of rental or expenses demanded by Landlord and shall not cure such failure within 30 days after written notice thereof to Tenant.

         (3) Tenant or any guarantor of Tenant's obligations under this lease shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

         (4) Tenant or any guarantor of Tenant's obligations under this lease shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States of any State thereof; or Tenant or any guarantor of Tenant's obligations under this lease shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any guarantor of Tenant's obligations under this lease.

         (5) A receiver or Trustee shall be appointed for all Demised Premises or for all or substantially all of the assets of Tenant or any guarantor of Tenant's obligations under this lease.

         (6) Tenant shall desert or vacate any substantial portion of the Demised Premises.

         (7) Tenant shall do or permit to be done anything which creates a lien upon the Demised Premises which is not bonded within 30 days.

         (8) The Business operated by Tenant shall be closed for failure to pay any State sales tax as required or for any other reason within the control of Tenant, except Tenant may close for hours not required by Section 7.

Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

         A. Terminate this lease in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which he may have for possession or arrearages in rental, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said premises or any part thereof, using reasonable force if necessary, without being liable for prosecution or any claim of damages therefor.

         B. Enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said premises or any part thereof, using reasonable force if necessary, without being liable for peosecution or any claim for damages therfor with or without having terminated the lease.

         C. Enter upon the Demised Premises using reasonable force if necessary without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this lease, and Tenant agrees to reimbuse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this lease, and Tenant futher agrees that landlord shall not be liable for any damages resulting to the Tenant from such action.

         D. Alter all locks and other security devices at the Demised Premises without terminating this lease. See also Section 29.10 of the Addendum.

    19.2 Exercise by Landlord or any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Demised Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Demised Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any event of default, to the aforesaid exercise of dominion over Tenant's property within the Demised Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

    19.3 In the event Landlord elects to terminate the lease by reason of an event of default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein the sum of all rental and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the difference between (1) the then present value of the total rental (minimum guaranteed and percentage, computed as stated below) plus Tenant's Common Area Maintenance Charge, Insurance Escrow Payment and Tax Escrow Payment hereunder for the remaining portion of the lease term (had such term not been terminated by Landlord prior to the date of expiration stated in Article (1), and (2) the then present value of the then fair rental value of the Demised Premises for such period. The then present value in (1) and (2) of this Section 19.3 shall be determined by discounting at the rate of 9%.

    19.4 In the event that Landlord elects to repossess the Demised Premises without terminating the lease, then Tenant shall be liable for and shall pay to Landlord at the address specified for notice to Landlord herein all rental and other indebtedness accrued to the date of such repossesseion, plus rental required to be paid by Tenant to Landlord during the remainder of the lease term until the date of expiration of the term as stated in Article I diminished by any net sums thereafter received by Landlord through reletting the Demised Premises during said period (after deducting expenses incurred by Landlord as provided in Article XIX, Section 19.5 hereof). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Tenant to Landlord as provided in this Article XIX, Section 19.5 may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the lease term.

    19.5 In case of any event of default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, brokers' fees incurred by Landlord in connection with reletting the whole or any part of the Demised Premises; the costs of removing and storing Tenant's or other occupant's property; the costs of repairing, altering, remodeling or otherwise putting the Demised Premises into condition acceptable to a new tenant or tenants, and any reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies including reasonable attorneys' fees.

    19.6  (Ommitted)

    19.7 If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Demised Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorneys' fees) incurred by Landlord in taking such remedial action.

    19.8 Upon receipt from Tenant of the sum stated in Article I, Section 1.1(o) above, such sum shall be held by Landlord without interest as security for the performance by Tenant of Tenant's covenants and obligations under this lease, it being expressly understood that such deposit is not an advance payment of rental or a measure of Landlord's damages in case of default by Tenant. Said deposit shall be held by Landlord without payment of interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this lease by said Tenant to be kept and performed during the term hereof. If at any time during the term of this lease any of the rental herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid then

Landlord may, at the option of the Landlord (but Landlord shall not be required to) appropriate and apply any portion of said deposit to the payment of any such overdue rental or other sum. In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this lease to be kept and performed by Tenant, then the Landlord at its option may appropriate and apply the security deposit, or so much thereof as may be necessary, to compensate the Landlord for loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant. Should the security deposit, or any portion thereor be appropriated and applied by Landlord for the payment of overdue rental or other sum due and payable to Landlord by Tenant hereunder, then Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore the security deposit to the original sum deposited, and Tenant's failure to do so within five days after receipt of such demand shall constitute a default under this lease. Should Tenant comply with all of the terms, covenants and conditions of this lease and promptly pay all of the rental herein provided for as it falls due, and all other sums payable by Tenant to Landlord hereunder, the security deposit shall be returned in full to Tenant at the end of the term of this lease, or upon the earlier termination of this lease.

    19.9 In the event of any default by Landlord, Tenant shall have a right to any action in law or in equity except that Tenant shall have no right to terminate this Lease. Tenant hereby waives the benefit of any laws granting it a lien upon the property of the Landlord and/or upon rent dur Landlord, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty days in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice. Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Shopping Center and not hereafter.

The term "Landlord" shall mean only the owner, for the time being of the Shopping Center, and in the event of transfer by such owner of its interest in the Shopping Center, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the lease term upon each new owner for the duration of such owner's ownership.

Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this lease. Tenant agrees to look solely to the equity or interest then owned by Landlord in the land and improvements which constitute the Shopping Center; however, in no event, shall any deficiency judgment or any money judgment of any kind be sought or obtained against any party Landlord.

    19.10 For the purpose of computing the amount of Tenant's liability under this Article XIX for Percentage Rental after default, the periodic Percentage Rental for which Tenant shall be liable after termination of Tenant's right to possession shall be the total of all of the amounts Tenant was obligated to pay as Percentage Rental during the entire period before such termination divided by the number of Percentage Rental payment periods in such entire time, Tenant will also pay a pro rata part of such periodic Percentage Rental based upon the length of time between the previous payment of Percentage Rental and the date of termination; and upon such termination Tenant will be obligated to submit to Landlord a statement accurately showing Gross Sales made since submission of its last previous statement together with such additional supporting financial records as Landlord may require. The provisions of this Article XIX, Section 19.10 relating to Percentage Rental, if any, payable by Tenant hereunder are included solely for the purpose of providing for the payment of rental in excess of the Minimum Guaranteed Rental, and providing for a method whereby such additional rental is to be measured, ascertained and paid, and shall be cumulative with and not in limitation of all other remedies provided for Landlord herein.

    19.11 In the event that Landlord shall have taken possession of the Demised Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment of the Demised Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by a lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Demised Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the County in which the Demised Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage and shall indemnify and hold Landlord harmless from all loss, damage, cost, expanse and liability in connection with such removal and storage. Landlord shall also have thr right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person ("Claimant") claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord's relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

    Article XX. Landlord's Lien. 20.1 TO SECURE THE PAYMENT OF ALL RENTAL AND OTHER SUMS OF MONEY DUE AND TO BECOME DUE HEREUNDER AND THE FAITHFUL PERFORMANCE OF THIS LEASE BY TENANT, TENANT HEREBY GIVES TO LANDLORD AN EXPRESS FIRST AND PRIOR CONTRACT LIEN AND SECURITY INTEREST ON ALL PROPERTY (INCLUDING FIXTURES, EQUIPMENT, CHATTELS AND MERCHANDISE) WHICH MAY BE PLACED IN THE DEMISED PREMISES, AND ALSO UPON ALL PROCEEDS OF ANY INSURANCE WHICH MAY ACCRUE TO TENANT BY REASON OF DESTRUCTION OF OR DAMAGE TO ANY SUCH PROPERTY, SUCH PROPERTY SHALL NOT BE REMOVED THEREFROM

WITHOUT THE WRITTEN CONSENT OF LANDLORD UNTIL ALL ARREARAGES IN RENTAL AND OTHER SUMS OF MONEY THEN DUE TO LANDLORD HEREUNDER SHALL FIRST HAVE BEEN PAID. ALL EXEMPTION LAWS ARE HEREBY WAIVED IN FAVOR OF SAID LIEN AND SECURITY INTEREST. THIS LIEN AND SECURITY INTEREST IS GIVEN IN ADDITION TO THE LANDLORD'S STATUTORY LIEN AND SHALL BE CUMULATIVE THERETO. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THIS LIEN MAY BE FORECLOSED WITH OR WITHOUT COURT PROCEEDINGS BY PUBLIC OR PRIVATE SALE, PROVIDED LANDLORD GIVES TENANT AT LEAST FIFTEEN DAYS NOTICE OF THE TIME AND PLACE OF SAID SALE, AND LANDLORD SHALL HAVE THE RIGHT TO BECOME THE PURCHASER, UPON BEING THE HIGHEST BIDDER AT SUCH SALE. CONTEMPORANEOUS WITH THE EXECUTION OF THIS LEASE (AND IF REQUESTED HEREAFTER BY LANDLORD), TENANT SHALL EXECUTE AND DELIVER TO LANDLORD UNIFORM COMMERCIAL CODE FINANCING STATEMENTS IN SUFFICIENT FORM SO THAT WHEN PROPERLY FILED, THE SECURITY INTEREST HEREBY GIVEN SHALL THEREUPON BE PERFECTED. IF REQUESTED HEREAFTER BY LANDLORD TENANT SHALL ALSO EXECUTE AND DELIVER TO LANDLORD UNIFORM COMMERCIAL CODE FINANCING STATEMENT CHANGE INSTRUMENTS IN SUFFICIENT FORM TO REFLECT ANY PROPER AMENDMENT OR MODIFICATION IN OR EXTENSION OF THE AFORESAID CONTRACT LIEN AND SECURITY INTEREST HEREBY GRANTED. LANDLORD SHALL IN ADDITION TO ALL OF ITS RIGHTS HEREUNDER, ALSO HAVE ALL OF THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE STATE IN WHICH THE DEMISED PREMISES IS LOCATED. See also Section 29.11 of the Addendum.

Article XXI. Holding Over. 21.1 In the event Tenant remains in possession of the Demised Premises after the expiration of this lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month to month at a rental equal to the rents (including any Percentage Rental) herein provided plus fifteen percent (15%) of such amount and otherwise subject to all the conditions, provisions and obligations of this lease insofar as the same are applicable to a month to month tenancy.

    Article XXII. Subordination. 22.1 Tenant accepts this lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter created upon the Demised Premises or the Shopping Center, and to any renewal and extensions thereof, but Tenant agrees that any such mortgage shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this lease. Landlord is hereby irrevocably vested with full power and authority to subordinate this lease to any mortgage, deed of trust or other lien hereafter placed upon the Demised Premises or the Shopping Center, and Tenant agrees upon demand to execute such further instruments subordinating this lease as Landlord may request, so long as Tenant is assured that its possession of the Demised Premises will be disturbed so long as no event of default has occurred.

    Article XXIII. Merchants' Association. 23.1 In the event that Landlord shall organize a merchants' association composed of tenants in the Shopping Center, Tenant agrees that it will join, actively participate, and maintain current membership in such association, will pay such dues and assessments as may be fixed and determined from time to time by the association and will comply with such group advertising, reasonable bylaws, rules and regulations as may be adopted from time to time by the association.

         Article XXIV. Notices. 24.1 Wherever any notice is required or permitted hereunder such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States mail, postage prepaid, Certified or Registered Mail, Return Receipt Requested, addressed to the parties hereto at the respective addresses set out in Article I, Section 1.1 above, or at such other addresses as they may have hereafter specified by written notice.

    24.2 If and when included within the term "Landlord" as used in this instrument here are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term "Tenant" as used in this instrument there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Tenant. All parties included with terms "Landlord" and "Tenant" respectively, shall be bound by notices and payments given in accordance with the provisions of this Article to the same effect as if each had received such notice or payment.

    Article XXV. Late Charges. 25.1 In the event Tenant fails to pay Landlord when due any installment of rental or other sum to be paid to Landlord which may become due hereunder, Landlord will incur additional expenses in an amount not readily ascertainable and which have not been elsewhere provided for between Landlord and Tenant. If Tenant should fail to pay to Landlord when due any installment of rental or other sum to be paid hereunder, Tenant will pay Landlord on demand a late charge of five percent (5%) thereof. Failure to pay such late charge upon demand therefor shall be an event of default hereunder. Provision for such late charge shall be in addition to all other rights and remedies available to Landlord hereunder or at law or in equity and shall not be construed as liquidate damages or limiting Landlord's remedies in any manner.

    Article XXVI. Direction of Tenant's Energies. 26.1 Tenant acknowledges that Tenant's monetary contribution to Landlord (in the form of rentals) and Tenant's general contribution to commerce within the Shopping Center (also important in Landlord's determination to execute this lease with Tenant) will be substantially reduced if during the term of this lease, either Tenant or any person, firm or corporation, directly or indirectly controlling, controlled by or under common control with Tenant shall directly or indirectly operate, manage, conduct or have any interest in any gourmet grocery store within commercial proximity of the Shopping Center. Accordingly, Tenant agrees that during the term of this lease neither

Tenant nor any person, firm or corporation, directly or indirectly controlling, controlled by or under common control with Tenant (and also, in the event Tenant is a corporation, if any officer or director thereof or shareholder owning more than ten percent (10%) of the outstanding stock thereof, or parent, subsidiary or related or affiliated corporation) shall directly or indirectly operate, manage, conduct, or have any interest in any gourmet grocery store within 2.5 miles of the Shopping Center, except that any such commercial establishment existing at the date of this lease may continue to be operated, managed, conducted and owned in the same manner as on the date of this lease, provided there is no change in the size or trade name of such commercial establishment.

    Article XXVII. Miscellaneous. 27.1 Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between parties hereof, if being understood and agreed that neither the method of computation of rental, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.
Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

    27.2 The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

    27.3 One or more waivers of any covenant, term or condition of this lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

    27.4 Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, government laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord's interest in the Demised Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar security instrument shall have received written notice of such default and a reasonable time for during such default shall thereafter have elapsed.

    27.5 Landlord agrees that if Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this lease, at all times during the continuance of this lease have the peaceable and quiet enjoyment and possession of the Demised Premises.

    27.6 This lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

    27.7 Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this lease other than Landlord's broker, if any, in the event any agent or broker other than Landlord's broker, if any, shall make a claim for a commission, or fee, Tenant shall be responsible for payment thereof and hereby indemnifies and holds Landlord harmless from such claim for commission or fees.

    27.8 Tenant agrees that it will from time to time, upon request by Landlord, execute and deliver to Landlord within five days after demand therefor an Estoppel Certificate in Landlord's form certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified).

    27.9 The laws of the State in which the Demised Premises is located shall govern the interpretation, validity, performance and enforcement of this lease. If any provision of this lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this lease shall not be affected thereby.

    27.10 The terms, provisions and covenants contained in this lease shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.

    27.11  (Ommitted)

    27.12. Landlord may deliver the security deposit hereunder by Tenant to a purchaser of Landlord's interest in the Demised Premises, in the event that such interest be sold and thereupon Landlord shall be discharged from any further liability with respect to such deposit.

    27.13 Maintenance of the air conditioning and heating equipment provided Tenant shall be Tenant's sole responsibility throughout the entire term of this lease. Landlord will insure heating and air conditioning are operational upon occupancy. See also Section 29.1 of the Addendum.

    Article XXVIII.  (Ommitted)

This Lease Agreement shall not be binding on any party unless and until executed by all parties to it.

Dated this 1st day of May, 1992

Landlord: The Trustees Under the Will and of the Estate of James Campbell, Deceased, acting in their fiduciary and not in their individual capacities.

(Document shows signatures of Roy S. Robins, Director Mainland Properties, and Dorine J. Holsey, Senior Assistant Manager)

Tenant:  Alfalfa's Littleton, Inc., a Colorado corporation

(Document shows signatures of S.M. Hassan, President)

(Subsequent to the above are two pages, the first of which shows OZ Architecture Invoice Number 3220, invoicing Alfalfa's in the sum of $1714.07 for Professional Services, April 1, 1994 through April 30, 1994, and the second of which shows an Accounts Payable Voucher authorizing the payment of the above)

             ADDENDUM TO STANDARD COMMERCIAL SHOPPING CENTER LEASE

THIS ADDENDUM TO STANDARD COMMERCIAL SHOPPING CENTER LEASE ("Addendum") is attached to and made a part of that certain Standard Commercial Shopping Center Lease dated May 1, 1992 between The Trustees Under the Will and of the Estate of James Campbell, Deceased, acting in their fiduciary and not in their individual capacities ("Landlord"), and Alfalfa's Littleton, Inc., a Colorado corporation ("Tenant"). The provisions of this Addendum are incorporated into the lease as if set forth in full in it and supersede any inconsistent provisions of the lease.

    29.1 Amendment and Restatement. This Lease amends and restates in its entirety the Standard Commercial Shopping Center Lease dated May 17, 1985 between Crow-Watson #14 Ltd., a Texas limited partnership (predecessor in interest to the Landlord) and Natural Horizons, Inc., a Colorado corporation, now known as Tenant, as amended by the First Amendment to Standard Shopping Center Lease dated as of September 1, 1988 (the "Prior Lease") and superseded all inconsistent provisions of the Prior Lease. Landlord has no liability for any of the obligations of Crow-Watson #14 Ltd. under paragraph 29.9 of the Prior Lease except to the extent that Landlord owns any portion of the parcel described in that paragraph. Subject to the preceding sentence, the parties expressly acknowledge and agree that the provisions of section 29.9 of the Prior Lease continue in full force and effect.

Landlord and Tenant acknowledge that each of them has performed all of its obligations under the Prior Lease up to the date of this Lease. Without limiting the foregoing, Landlord and Tenant acknowledge that Minimum Guaranteed Rental for the months of January through April, 1992, inclusive, under the Prior Lease was $18,666.66. The guaranties for the Prior Lease dated May 17, 1985 by S.M. Hassan and Mark Retszloff are terminated as of the date of this Lease, and Landlord releases and forever discharges S.M. Hassan and Mark Retzloff and their successors and assigns from any and all liability of any nature whatsoever relative to those guaranties immediately upon execution of this Lease by Landlord and Tenant.

    29.2 Amendment of Section 1.1(j) - Minimum Guaranteed Rental. The Mimimum Guaranteed Rental as set forth in Article I, Section 1.1(j), shall be as follows:
         (a) Commencing on the Commencement Date and continuing through May 31, 1993: $18,750.00;

         (b) Commencing June 1, 1993 and continuing through May 31, 1994:
$19,312.50;

         (c) Commencing June 1, 1994 and continuing through May 31, 1995:
$19,891.88;

         (d) Commencing June 1, 1995 and continuing through May 31, 1996:
$20,488.63;

         (e) Commencing June 1, 1996 and continuing through May 31, 1997:
$21,103.29;

         (f) Commencing June 1, 1997 and continuing through May 31, 1998:
$21,736.39;

         (g) Commencing June 1, 1998 and continuing through May 31, 1999:
$22,388.48;

         (h) Commencing June 1, 1999 and continuing through May 31, 2000:
$23,060.13;

         (i) Commencing June 1, 2000 and continuing through May 31, 2001:
$23,751.94;

         (j) Commencing June 1, 2001 and continuing through May 31, 2002:
$24,464.50;

         (k) Commencing June 1, 2002 and continuing through May 31, 2003:
$25,198.43;

         (l) Commencing June 1, 2003 and continuing through May 31, 2004:
$25,954.39;

    29.3 Acceptance of the Demised Premises. Landlord shall be deemed to have delivered possession to Tenant and Tenant shall be deemed to have accepted possession from Landlord of the Demised Premises on the Commencement Date, AS-IS in its present condition on the Commencement Date.

    29.4 Amendment of Section 4.5. The first sentence of Section 4.5 is deleted in its entirety and the following sentence is inserted in its place:

    The term "Gross Sales" as used herein shall be construed to include the entire amount of the sales price, whether for cash or otherwise, of all sales, leases, rentals, licenses, or the dispositions of merchandise (including gift and merchandise certificates), services, and other receipts whatsoever of all business conducted (including, without limitation, interest, time price differential, finance charges, service charges, credit, and layaway sales) in or from the Demised Premises, including mail, fax, or telephone orders received or filled at the Demised Premises, deposits not refunded to purchasers, orders taken (although said orders may be filled elsewhere), sales to employees, sales through vending machines or other devices, and sales by any sublessee, concessionaire, or licensee or otherwise in the Demised Premises but specifically excluding: sales undertaken as charitable benefits that are essentially offset by the expense thereof, reimbursements by manufacturers for the direct cost of in-store demonstrations conducted by those manufacturers, allowances or reimbursements received for the cost of advertising of specific products, proceeds from the sale of stamps and other U.S. Post Office products at cost as an accommodation to customers, and proceeds from the sale of flowers from an in-store, independent concession stand (except that any percentage of those concession proceeds paid directly by the concessionaire to Tenant or any affiliate of Tenant shall be specifically included in Gross Sales).

    29.5  Amendment of Article V.  Article V is amended by the addition of
Section 5.4, which reads as follows:

         5.4 Tenant will furnish or cause to be furnished to Landlord (a) as soon as practicable, and in any event within 45 days after the end of each fiscal quarterly period, a statement of income of Tenant and Alfalfa's, Inc., a Colorado corporation (the "Guarantor") with a period from the beginning of the current fiscal year to the end of such quarterly period and a consolidated balance sheet of Tenant and the Guarantor as of the end of each quarterly period, all in reasonable detail, which statements and balance sheet will be warranted by Tenant and the Guarantor to present fairly the financial condition of the Tenant and the Guarantor being reported on; and (b) a copy of any audited financial statements with respect to Tenant or the Guarantor (including any consolidated statements), including the auditor's opinion thereon, as soon as practicable after Tenant has them. Notwithstanding anything herein to the contrary, Tenant and the Guarantor shall not be obligated to obtain any audited financial statements unless specifically requested to do so by Landlord, and if Landlord requests audited financial statements and they are not otherwise available, Landlord will pay the cost of preparing them.

    29.6 Amendment of Section 15.2. Section 15.2 is amended by the addition of the following sentence at the end of the Section:

    If more than 50% of the first floor area of the Demised Premises is rendered untenantable by a casualty and less than two years remain on the lease term in effect at the time of the casualty and Landlord is unable to complete rebuilding and repair of the Demised Premises within 270 days of the date of the casualty, then Tenant may terminate this Lease by delivering 60 days' advance written notice of Tenant's intent to terminate this Lease within 60 days following the expiration of the above-referenced 270-day period.

    29.7 Amendment to Section 15.3. Section 15.3 is amended by the addition of the following language at the end of the Section:

    If Landlord is unable to restore the Demised Premises (not including any and all improvements of any kind made by Tenant) to substantially the condition in which the same existed prior to the casualty due to the unavailability of insurance proceeds to Landlord for such restoration, Tenant shall have the right to terminate this lease by delivering 60 days' advance written notice to Landlord within 30 days following Landlord's written notice to Tenant of Landlord's intent not to substantially restore the Demised Premises (not including any and all improvements of any kind made by Tenant) as described above due to the unavailability of insurance proceeds. Landlord's failure to supply said written notice within 150 days of the occurrence of the casualty shall constitute a waiver or Landlord's right to limit the restoratin described above due to the unavialibility of insurance proceeds to Landlord.

    29.8 Amendment of Section 17.1. Section 17.1 is amended by the addition of the following language at the end of the Section:

    Landlord agrees not to unreasonably withhold its consent regarding assignment provided the proposed assignee:

         (a) Operates a minimum of two grocery stores in the Denver metropolitan area immediately following this assignment.

         (b) Has a net worth of at least $250,000 after this assignment. The net worth will be calculated according to generally accepted accounting principles as though assignee were a corporation into which Tenant had merged.

         (c) Demonstrates management expertise equal to or greater than Tenant.

         (d) Operates pursuant to the Use Clause contained in this lease.

    29.9 Amendment of Section 18.2. Section 18.2 is amended by the addition of the following language at the end of the Section:

    Provided Tenant is not in default of this lease, Tenant shall not have to pay taxes on a monthly escrow basis but shall be required to pay taxes within 10 days following notice from Landlord but not sooner than 30 days prior to the date on which taxes are due and payable by Landlord. Landlord agrees to furnish Tenant with a copy of a tax bill within a reasonable time following Tenant's request.

         29.10 Amendment of Section 19.1. Section 19.1 is amended by the addition of the following language at the end of the Section:

             (9) At the end of any calendar quarter (a "default quarter"):
                 (i) Tenant shall have a net worth of less than $250,000 according to generally accepted accounting principles; and
                 (ii)  There are corporations (the "affiliates"):
                       (A) Any of whose outstanding capital stock is owned or controlled directly or indirectly by Tenant or
                       (B) Any of whose outstanding capital stock is directly or indirectly owned or controlled by a corporation that also directly or indirectly owns or controls any of Tenant's capital stock or
                       (C) That own or control directly or indirectly any of Tenant's outstanding capital stock; and
                 (iii) The sum of the net worths of the affiliates who are guarantors of this lease or otherwise liable under it, when added to Tenant's net worth, is less than $250,000; and
                 (iv) Within 135 days after the end of the default quarter, Tenant does not furnish Landlord with a certificate of no default executed by Tenant's president or chief operating officer, accompanied by appropriate financial sstatements (which may be unaudited) demonstrating that no event of default under clause (i), (ii), and (iii) of this Section 19.1(9) then exists.

         29.11 Amendment to Section 20.1. Section 20.1 is amended by the addition of the following language at the end of the Section:

         Landlord's lien will be subordinate to the interest of Tenant's banks, financing institutions, lessors, and any purchase money security interests of suppliers. In all other respects, Section 20.1 of this lease is specifically and expressly republished and ratified by the parties hereto.

         29.12 Amendment of Section 27.11. Section 27.11 is deleted in its entirety and replaced with the following language:

             27.11 As part of the consideration of the Landlord's agreement to lease the Demised Premises to Tenant, Alfalfa's, Inc. ("Guarantor") will guaranty Tenant's performance under the lease. Guarantor will execute a separate Guaranty of Lease in the form attached to this lease as Exhibit C.

         29.13 Amendment to Section 27.13. Section 27.13 is amended by deleting the second sentence in its entirety and by adding the following language at the end of the Section:

         Tenant shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all heating and air conditioning systems and equipment within the Demised Premises. The maintenance contractor must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective within 30 days of the date Tenant installs HVAC on the Demised Premises. A copy of said contract is also to be delivered to Landlord within said 30-day period. All guarantees/warranties provided with the heating and air conditioning system will be recognized within this program.

         29.14 Phase III Parking. If, after the date of this lease, Landlord purchases the property designated on Exhibit E as "Phase III - Parcels 1 and 2," Landlord shall not construct any improvements in the area designated "No Building Area" on Exhibit E, and shall make parking available in that area. If Landlord does not purchase that property, Landlord agrees to use reasonable efforts to try to persuade the owner of that property (a) not to construct improvements in that area and (b) to cause parking to be made available in that area. Tenant acknowledges Landlord's disclaimer of any right or power to affect that owner's conduct.

         29.15 Prohibited Business Purposes. After the date of this lease, and subject to Landlord's good faith belief about the prohibitions of law now or hereafter in effect, (a) Landlord shall not lease space in the Shopping Center, and if Landlord purchases Phase II - Parcels 1 and 2 (shown on Exhibit E), Landlord shall not lease space in Phase III - Parcels 1 and 2, to any tenant for primary use as a specialty food store, a grocery store, a vitamin and supplement store, or a natural cosmetics and natural body care products store; and (b) Landlord shall not lease any space in Buildings B, B-1, C, C, or F (or Parcel 2 of Phase III if Landlord acquires it) to any tenant for primary use as a delicatessen or bakery. Landlord and Tenant acknowledge that Landlord cannot assure Tenant that tenants of the Shopping Center whose leases antedate this lease will not use part or all of their premises for uses that are proscribed by this Section 29.15; however, Landlord will not permit any such use if it violates any of those Leases, and Landlord will not expand the permitted uses under such leases in violation of this prohibition. Landlord and Tenant agree that this
    Section 29.15 prohibits Landlord from leasing space in the Shopping Center to any future tenants or expanding permitted uses for existing tenants for the primary business purpose of a specialty food store, a grocery store, a vitamin and supplement store (or either of them), or a natural cosmetics and natural body care products store (or any of them), and is not to be interpreted as granting Tenant the exclusive right to sell certain products or product lines. If Landlord does not purchase Phase III - Parcels 1 and 2, Landlord agrees to use reasonable efforts to try to persuade the owner of that property to cause prohibitions such as the ones in this paragraph to be imposed in that area. Tenant acknowledges Landlord's disclaimer of any right or power to affect that owner's conduct.

         29.16 Prohibition of Movie Theatre and Health Club. Landlord shall not construct nor lease premises to be used as a movie theatre or health club (in excess of 5,000 square feet) within the area designated on Exhibit A without Tenant's consent, which consent will not be unreasonably withheld.

         29.17 Loading Zone. Subject to governmental regulation, Landlord shall designate as a "Loading Zone" the area designated on Exhibit A. The Loading Zone may be used by Tenant and Tenant's customers to load groceries into motor vehicles. Tenant shall not use the Leading Zone for any other purpose. Tenant's right to use the Loading Zone shall terminate if a third party prevails in a legal action protesting Tenant's use of the Loading Zone.

         29.18  Option to Renew.

             (a) Option Period. So long as Tenant is not in default (which is not cured within aplicable cure periods) under this lease, either at the time of exercise or at the time the extended term commences, Tenant shall have the option to extend the term of this lease for three additional periods of five years each (each an "option period") on the same terms, covenants, and conditions of this lease (including percentage rent), except that the Minimum Guaranteed Rental per month during the option period shall be determined pursuant to subparagraph (b), below. Tenant whall exercise its option by giving Landlord written notice ("option notice") at least 180 days but not more than 270 days prior to the expiration of the current term of this lease.

             (b) Option Minimum Guaranteed Rental. The initial Minimum Guaranteed Rental per month for each option period shall be determined as follows:

                 (1) Landlord and Tenant shall have 15 days after Landlord receives the option notice within which to agree on the then-fair market rental value of the Demised Premises as definced in subparagraph (b)(3), below, for the first year of each option period. The Minimum Guaranteed Rental per month shall increase by 3% compounded each year of the option period. If Landlord and Tenant agree on the initial Minimum Guaranteed Rental per month for the option period within 15 days, they will amend this lease by stating the initial Minimum Guaranteed Rental per month for the option period.

                 (2) If they are unable to agree on the initial Minimum Guaranteed Rental per month for the option period within 15 days, then the initial Minimum Guaranteed Rental per month for the option period shall be the then-fair market rental value of the Demised Premises, as determined in accordance with subparagraph
    (b)(3), (b)(4), and (b)(5) below.

                 (3) The "then-fair market rental value of the Demised Premises" means what a landlord under no compulsion to lease the Demised Premises and a tenant under no compulsion to lease the Demised Premises would determine as rents for the option period, as of the commencement of the option period, taking into consideration the uses permitted under this lease, the quality, size, design, and location of the Demised Premises, and the rent for comparable buildings located in the vicinity of the Denver, Colorado, metropolitan area. The then-fair market rental value of the Demised Premises and the Minimum Guaranteed Rental per month in the option period shall not be less than that provided during the last year of the previous term.

                 (4) Within seven days after the expiration of the 15-day period set forth in subparagraph (b)(2), above, Landlord and Tenant shall each appoint a real estate appraiser with at least five years' full-time commercial appraisal experience in the area in which the Demised Premises are located to appraise the then-fair market rental value of the Demised Premises. If either Landlord or Tenant does not appoint an appraiser within ten days after the other has given notice of the name of its appraiser, the single appraiser appointed has given notice of the name of its appriaser, the single appraiser appointed shall be the sole appraiser and shall set the then-fair market rental value of the Demised Premises.
    If two appraisers are appointed pursuant to this paragraph, they shall meet promptly and attempt to set the then-fair market rental value of the Demised Premises. If they are unable to agree within 30 days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten days after the last day of the two appraisers are given to set the then-fair market rental value for the Demised Premises. If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving ten days' prior notice to the other, can apply to the then-presiding judge of the Arapahoe County Court for the selection of a third appraiser who meets the qualifications stated in this paragraph. Landlord and Tenant shall bear one-half of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant.

                 (5) Within 30 days after the selection of the third appraiser, a majority of the appraisers shall set the then-fair market rental value of the Demised Premises. If a majority of the appraisers are unable to set the then-fair market rental value of the Demised Premises within 30 days after selection of the third appraiser, the three appraisals shall be averaged and the average shall be the then-fair market rental value of the Demised Premises.

         29.19 Refund of Security Deposit; Offset. Landlord holds $29.625.00 as a security deposit under the Prior Lease. Tenant owes Landlord percentage rent of $24,791.34 in total for February, March, and April, 1992 under the Prior Lease and minimum rent of $83.37 for each of the months of June and July, 1992 under this Lease. Within fifteen

    (15) days after full execution of this Lease, Landlord will refund the security deposit of $29,625.00 to Tenant, and Tenant will pay $24,958.08 in rent described above to Landlord.


    Dated this first day of May, 1992

    Landlord: THE TRUSTEES UNDER THE WILL AND OF THE ESTATE OF JAMES CAMPBELL, DECEASED, acting in their fiduciary and not in their individual capacities

    (Document shows signatures of Roy S. Robins, Director Mainland Properties, and Dorine J. Holsey, Senior Asset Manager)

    Tenant:  ALFALFA'S LITTLETON, INC., a Colorado corporation

    (Document shows signature of S.M. Hassan, President)

                                   EXHIBIT A

    Exhibit A shows a map view of the Proposed Site Plan for Cherry Hills Marketplace, similar to Exhibit E but also showing the "Loading Zone."


                                   EXHIBIT B

    Exhibit B is a legal description of Parcel Three


                                   EXHIBIT C

    Exhibit C is a Guaranty of Lease, showing Alfalfa's, Inc., a Colorado corporation, as Guarantor, and signed under notary seal by S.M. Hassan, President


                                   EXHIBIT D

    Exhibit D is the text of Cherry Hills Marketplace' Sign Criterion, comprising four pages


                                   EXHIBIT E

    Exhibit E shows a map view of the Proposed Site Plan for Cherry Hills Marketplace, similar to Exhibit A but also showing the locations of Parcel 1, Parcel 2 and the "No Building Area."